Exhibit 10.20

RSU AWARD AGREEMENT

ALIGNMENT HEALTHCARE, INC. 2021 EQUITY INCENTIVE PLAN

Alignment Healthcare, Inc. (the “Company”) grants to the Participant named below (“you”) the number of restricted stock units (“RSUs”) set forth below (the “Award”), under this RSU Award Agreement (“Agreement”).

Governing Plan:	Alignment Healthcare, Inc. 2021 Equity Incentive Plan

Defined Terms:	As set forth in the Plan, unless otherwise defined in this Agreement

Participant:	[Name]

Grant Date:	[Date]

Number of RSUs:	[●]

Definition of RSU:	Each RSU entitles you to earn and receive one Share in the future, subject to the terms of this Agreement.

Earning and Payment:	The RSUs will become earned and payable as follows, as long as you do not have a Separation from Service before the applicable [date/event]:

	[Date/Event]	RSUs Earned and Payable*
	[—]	[●]

* Any resultant fractional RSUs will not become earned or payable and will instead be subject to the next earning and payment [date/event].

RSU TERMS

1.	Grant of RSUs.

(a)	The Award is subject to the terms of the Plan. The terms of the Plan are incorporated into this Agreement by this reference.

(b)

You must accept the terms of this Agreement within 10 business days after the Agreement is presented to you for review by returning a signed copy of this Agreement to the Company in accordance with such procedures as the Company may establish. The Committee may unilaterally cancel and forfeit all or a portion of the Award if you do not timely accept the terms of this Agreement.

2.

[Dividend Equivalents. In the event of any issuance of a cash dividend on the shares of Common Stock (a “Dividend”), you shall be credited, as of the payment date for such Dividend, with an amount (a “Dividend Equivalent”) equal to the product of (i) the number of RSUs granted pursuant to this Agreement and outstanding as of the record date for such Dividend multiplied by (ii) the amount of the Dividend per share. Upon vesting of an RSU, the aggregate amount of the Dividend Equivalents (the “Distributable Amount”) in respect of such vested RSU shall be distributed to you in connection with the settlement of such vested RSU either in cash or, at the discretion of the Committee, in a number of shares of Common Stock with a Fair Market Value (as determined on the applicable vesting date) equal to the Distributable Amount. To the extent any RSUs are forfeited prior to vesting, the corresponding Dividend Equivalents in respect thereof shall be forfeited immediately thereupon.]

3.	Restrictions.

(a)

You will have no rights or privileges of a Stockholder as to the Shares underlying the RSUs before settlement under Section 6 below (“Settlement”), including no right to vote or receive Dividends or other distributions (other than the Dividend Equivalents as set forth above); in addition, the following terms will apply:

(i)	you will not be entitled to delivery of any Share certificates for the RSUs until Settlement (if at all), and upon the satisfaction of all other terms;

(ii)	you may not sell, transfer (other than by will or the laws of descent and distribution), assign, pledge, or otherwise encumber or dispose of the RSUs or any rights under the RSUs before Settlement;

(iii)	you will forfeit all of the RSUs and all of your rights under the RSUs will terminate in their entirety on the terms set forth in Section 5 below and Section 11(j) below; and

(iv)	no Share underlying an RSU will be considered earned until the end of the Restricted Period applicable to the RSU.

(b)	Any attempt to dispose of the RSUs, any interest in the RSUs, or any Shares in respect of the RSUs in a manner contrary to the terms of this Agreement will be void and of no effect.

4.

Restricted Period and Payment. The “Restricted Period” is the period beginning on the Grant Date and ending on the date the RSUs, or such applicable portion of the RSUs, are deemed earned and payable under the terms set forth in the table at the beginning of this Agreement.

5.	Forfeiture; Termination.

(a)

If, during the Restricted Period, (a) you incur a Separation from Service (for the avoidance of doubt, which does not otherwise result in the immediate or continued earning and payment of the RSUs), (b) you materially breach this Agreement, or (c) you fail to meet the tax withholding obligations described in Section 7 below, you will immediately and automatically forfeit all of your rights in respect of the RSUs.

(b)

Notwithstanding anything contained herein or in the Plan to the contrary, if you incur a Separation from Service due to a Qualifying Termination, then 100% of the RSUs (to the extent such restrictions have not previously lapsed) shall be deemed earned and payable on the date of such Qualifying Termination. “Qualifying Termination” shall mean your Separation from Service due to a termination by the Company without Cause (other than as a result of death or Disability) or a resignation by you for Good Reason (as defined on Exhibit A attached hereto), in each case, on or following a Change in Control.

6.	Settlement of RSUs. Delivery of Shares or other amounts under this Agreement will be subject to the following:

(a)	The Company will deliver to you one Share for each RSU that has become earned and payable as soon as administratively practicable after the end of the applicable Restricted Period.

(b)	Any issuance of Shares under the Award may be effected on a non-certificated basis, to the extent not prohibited by Applicable Law.

(c)	If a certificate for Shares is delivered to you under the Award, the certificate may bear the following or a similar legend as determined by the Company:

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms (including forfeiture) of the Alignment Healthcare, Inc. 2021 Equity Incentive Plan and an RSU award agreement entered into between the registered owner and Alignment Healthcare, Inc. Copies of such plan and agreement are on file in the executive offices of Alignment Healthcare, Inc.

In addition, any stock certificates for Shares will be subject to any stop-transfer orders and other restrictions as the Company may deem advisable under Applicable Law, and the Company may cause a legend or legends to be placed on any certificates to make appropriate reference to these restrictions. Unless otherwise determined by the Board, the RSUs and any shares of Common Stock acquired in respect of any RSUs will be subject to the lock-up restrictions as set forth in Section 13.20 of the Plan (and any successor terms).

7.

Taxes. Regardless of any action the Company may take that is related to any or all income tax, payroll tax, or other tax-related withholding under the Plan (“Tax-Related Items”), the ultimate liability for all Tax-Related Items owed by you is and will remain your responsibility. The Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items and (b) does not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items. You will be required to meet any applicable tax withholding obligation in accordance with the tax withholding terms of Section 13.5 of the Plan (and any successor terms). The RSUs are intended to be exempt from Section 409A, and this Agreement will be administered and interpreted consistently with that intent and with the terms of Section 13.16 of the Plan (and any successor terms).

8.	Adjustment. Upon any event described in Section 4.2 of the Plan (and any successor sections) occurring after the Grant Date, the adjustment terms of that section will apply to the Award.

9.

Bound by Plan and Committee Decisions. By accepting the Award, you acknowledge that you have received a copy of the Plan and have had an opportunity to review the Plan, and you agree to be bound by all of the terms of the Plan. If there is any conflict between this Agreement and the Plan, the Plan will control. The authority to manage and control the operation and administration of this Agreement and the Plan is vested in the Committee. The Committee has all powers under this Agreement that it has under the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by the Committee related to the Agreement or the Plan will be final and binding on all Persons.

10.

Regulatory and Other Limitations. Notwithstanding anything else in this Agreement, the Committee may impose conditions, restrictions, and limitations on the issuance of Shares under the Award unless and until the Committee determines that the issuance complies with (a) all registration requirements under the Securities Act, (b) all listing requirements of any securities exchange or similar entity on which the Shares are listed, (c) all Company policies and administrative rules, and (d) all Applicable Laws.

11.	Miscellaneous.

(a)

Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing from time to time.

(b)	Waiver. The waiver by any party to this Agreement of a breach of any term of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.

(c)

Entire Agreement. This Agreement and the Plan constitute the entire agreement between you and the Company related to the Award. Any prior agreements, commitments, or negotiations related the Award are superseded.

(d)

Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Your obligations and rights under this Agreement will be binding upon and inure to your benefit and the benefit of your beneficiaries, executors, administrators, heirs, and successors.

(e)

Governing Law; Jurisdiction; Waiver of Jury Trial. You acknowledge and expressly agree to the governing law terms of Section 13.9 of the Plan (and any successor terms) and the jurisdiction and waiver of jury trial terms of Section 13.10 of the Plan (and any successor terms).

(f)	Amendment. This Agreement may be amended at any time by the Committee, except that no amendment may, without your consent, materially impair your rights under the Award.

(g)

Severability. The invalidity or unenforceability of any term of the Plan or this Agreement will not affect the validity or enforceability of any other term of the Plan or this Agreement, and each other term of the Plan and this Agreement will be severable and enforceable to the extent permitted by Applicable Law.

(h)

No Rights to Service; No Impact on Other Benefits. Nothing in this Agreement will be construed as giving you any right to be retained in any position with the Company or its Affiliates. Nothing in this Agreement will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate, or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and Applicable Law. The value of the RSUs is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit. The grant of the RSUs does not create any right to receive any future awards.

(i)

Further Assurances. You must, upon request of the Company, do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Company to implement this Agreement.

(j)

Clawback. All awards, amounts, and benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any Applicable Law related to such actions, as may be in effect from time to time. You acknowledge and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date (including the clawback terms contained in Section 13.21 of the Plan as of the Grant Date (and any successor terms)), and any term of Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

(k)

Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.

Your Representations. You represent to the Company that you have read and fully understand this Agreement and the Plan and that your decision to participate in the Plan is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of the Award.

By signing below, you are agreeing that your electronic signature is the legal equivalent of a manual signature on this Agreement and you are agreeing to all of the terms of this Agreement, as of the Grant Date.

Participant Signature:

Exhibit A

For the Chief Executive Officer of the Company only:

“Good Reason” for termination of employment for purposes of this Agreement shall mean the occurrence of any of the following events without your express written consent: (i) a reduction in your annual base salary or annual target bonus opportunity; (ii) a diminution in your status, authority, title, duties or responsibilities (including a change which results in the Company no longer being a publicly traded entity or you no longer being the Chief Executive Officer of a publicly traded entity) or (iii) a failure of the Company’s successor to assume and perform this Agreement as contemplated hereof; provided that any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice within sixty (60) days following your initial awareness of the occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s) and your intent to terminate for Good Reason; (2) the Company fails to remedy such condition(s) to your satisfaction within thirty (30) days following receipt of the written notice (such 30 period, as applicable, the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

For certain other Senior Executives of the Company:

“Good Reason” for termination of employment for purposes of this Agreement shall mean a reduction in your annual base salary or annual target bonus opportunity (“reduction in compensation”) without your express written consent; provided that any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice within thirty (30) days following your initial awareness of the occurrence of the reduction in compensation that you believe constitutes Good Reason, which notice shall describe such reduction and your intent to terminate for Good Reason; (2) the Company fails to remedy such reduction in compensation to your satisfaction within thirty (30) days following receipt of the written notice (such 30 period, as applicable, the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

A-1